UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2011
OLD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	001-1587 (Commission File Number)	35-1539838 (IRS Employer Identification No.)

One Main Street Evansville, Indiana (Address of principal executive offices)	47708 (Zip Code)
Registrant’s telephone number, including area code: (812) 464-1294
(Former name or former address, if changed since last report.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
On August 4, 2011, Old National Bancorp (the “Company” or “Old National”) filed a Current Report on Form 8-K (the “Original Report”) to report that its wholly owned subsidiary, Old National Bank (the “Bank”), had entered into a purchase and assumption agreement on July 29, 2011 (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), as receiver, pursuant to which the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Integra Bank, National Association, a national banking association headquartered in Evansville, Indiana (“Integra”). The final carrying values of acquired loans and the final list of the assets acquired and liabilities assumed remains subject to finalization and revision by the FDIC and the Bank.
This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in Items 2.01 and 9.01 of the Original Report. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. All financial and other numeric measures of Integra as described below were based upon financial information as of July 29, 2011, and may be subject to change.
Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, and June 30, 2011.
Item 2.01 Completion of Acquisition or Disposition of Assets
The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Consolidated Statement of Assets Acquired and Liabilities Assumed, dated as of July 29, 2011, and the accompanying notes thereto, which is attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and the purchase price. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of October 14, 2011.
The Integra acquisition consisted of assets with a fair value of approximately $1.8 billion, including $785.8 million of loans, $468.9 million of investment securities, $315.0 million of cash and cash equivalents, excluding cash paid by Old National to consummate the acquisition, $34.1 million of other real estate owned (“OREO”), $167.9 million related to the FDIC’s indemnification of the Company against certain future losses described below and $26.4 million of other assets. The Bank recorded $4.3 million in core deposit intangibles and goodwill of $29.7 million. Liabilities with a fair value of approximately $1.8 billion were also assumed, including $1.4 billion of deposits and $388.7 million of other liabilities. Other liabilities include a payable to the FDIC totaling approximately $161.5 million as compensation for the net asset that was received in the acquisition.

Pursuant to the terms of the Agreement, the Bank entered into loss sharing agreements with the FDIC that cover approximately $1.0 billion in loans and other real estate owned, including single family residential mortgage and construction loans, as well as commercial loans (“Covered Assets”). Pursuant to the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80% of losses up to $275.0 million, losses in excess of $275.0 million up to $467.2 million at 0% reimbursement, and 80% of losses in excess of $467.2 million with respect to Covered Assets. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC has reimbursed the Bank under the loss sharing agreements. The loss sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and the Bank reimbursement to the FDIC for ten years. The loss sharing agreement applicable to other Covered Assets provides for FDIC loss sharing for five years and the Bank reimbursement to the FDIC for eight years.
The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the estimated fair value (in millions) at July 29, 2011:

		Estimated
	Amount Covered	Fair Value
Assets subject to stated threshold:
Loans	$985.6	$727.3
Other Real Estate	44.3	34.1

	$1,029.9	$761.4

The loss sharing agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The expected reimbursements under the loss sharing agreements were recorded as an indemnification asset at their estimated fair value of $167.9 million on the acquisition date.
An analysis of the likely short-term and long-term effects of the loss sharing agreements on the Company’s cash flows and reported results is included in Item 9.01(a) below.
As part of the consideration for the transaction, the Bank delivered to the FDIC a Value Appreciation Instrument (“VAI”) pursuant to which the FDIC was granted a cash-settled value appreciation right with respect to 6.0 million units, with each unit mirroring one share of the common stock of the Company. Under the terms of the VAI, the FDIC has the right to obtain a cash payment (“Settlement Amount”) equal to the product of: (1) the number of units with respect to which the FDIC exercises the VAI; and (2) difference between the (A) the average per share volume weighted price of the Company’s common stock over the two trading days immediately prior to the date on which the VAI is exercised and (B) $10.64. Pursuant to the terms of the VAI, the Settlement Amount shall be no less than $3.0 million and no more than $4.0 million. The VAI was exercised by the FDIC during September 2011 for $3.0 million.
The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, and the Old National Bank Cash-Settled Value Appreciation Instrument, copies of which are attached hereto as Exhibit 2.1 and 10.1 of the Original Report, respectively, and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
Discussion
As set forth in Item 2.01 above, on July 29, 2011, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Integra Bank pursuant to the Purchase and Assumption Agreement with the FDIC. A narrative description of the anticipated effects of the Integra acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which were filed with the Commission on Form 10-K on February 25, 2011, Form 10-Q on August 8, 2011, and the Audited Statement, which is attached hereto as Exhibit 99.1.
The Company has determined that the acquisition of the net assets of Integra Bank constitutes a business acquisition as defined by the Business Combinations topic of the FASB ASC. Accordingly, the assets acquired and liabilities assumed as of July 29, 2011, are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The amount that Old National realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, Old National does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC. Additionally, the Bank and the FDIC are engaged in ongoing discussions that may impact the purchase price and which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.
The Integra acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, as the Bank earns more from interest earned on its loans and investments than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification asset will also impact the Bank’s cash flows and operating results.
All of Integra’s 52 branches initially re-opened as branches of the Bank, however, the Bank plans to consolidate the majority of these branches into Old National Bank financial centers that are located near-by. Through September 30, 2011, nine former Integra branches have been closed and customers transitioned to other branches. In addition, certain branches located outside of Old National’s desired footprint will be sold. A definitive agreement was signed on October 3, 2011, to sell certain of the Chicago-based assets and liabilities acquired.

Old National expects to incur acquisition and integration costs of approximately $13 to $15 million related to this transaction; $6.8 million of which were incurred during the quarter ended September 30, 2011. Included in this amount are $2.2 million of cost related to retention and transition services as well as $3.9 million of professional fees. Management believes that subsequent to the branch consolidations and the systems conversion scheduled for December 2011, Old National will achieve a 75% reduction in operating expenses associated with the Integra franchise, bringing Old National closer to its desired efficiency ratio of 65%.
Financial Condition
In the Integra acquisition, Old National purchased $785.8 million in loans at fair value, net of a $256.4 million discount. This amount represents approximately 19.3% of Old National’s total loans and leases (net of the allowance for loan and lease losses) at June 30, 2011. Other real estate acquired was $34.1 million at fair value.
Old National acquired $315.0 million in cash and cash equivalents, excluding cash paid by Old National to consummate the acquisition, and $468.9 million in securities at fair value. A portion of the securities acquired have been retained to create additional liquidity and a portion has been utilized to reduce the acquired FHLB advances and structured repurchase agreements.
The following table presents information with respect to the carrying value of certain earning assets acquired, as well as their principal amount and average effective yield and term, and the amounts of acquired loans with credit-related impairment that are accounted for in accordance with the provisions of the FASB Codification Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality, formerly SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer.

Schedule of Earning Assets Acquired
July 29, 2011

			Average	Effective
	Bank Book		Months to	Interest
(dollars in thousands)	Balance	Fair Value	Maturity	Rate

Earning Assets
Money market, federal funds sold and other interest-earning investments	$278,336	$278,336	NA	0.25%

Securities available for sale	452,478	452,478	257	1.8%

Non-impaired loans
Commercial real estate	15,411	14,522	33	6.3%
Real estate contruction	8,024	6,151	8	6.0%
Residential real estate	677	673	170	4.8%
Commercial, financial agricultural and other	179,097	165,869	93	4.8%

Total non-impaired loans	203,209	187,215	107	5.0%

Impaired loans
Commercial real estate	443,374	292,628	35	9.1%
Real estate contruction	114,035	58,445	9	11.2%
Residential real estate	57,243	53,113	150	6.1%
Commercial, financial agricultural and other	226,679	192,757	43	7.7%

Total impaired loans	841,331	596,943	62	8.6%

Total loans excluding loans held for sale	1,044,540	784,158	79	7.7%

Total earning assets	$1,775,354	$1,514,972

The following table reflects the maturities of the acquired loans:

	Single Family
	Residential Real		Real Estate	Installment	Commercial
	Estate and	Commercial	Construction	and	and
(dollars in thousands)	HELOCs	Real Estate	and Land	Consumer	Industrial	Other Loans	Total

Contractual maturities:

One year or less	$5,916	$223,530	$97,009	$5,170	$91,825	$3,597	$427,047
One to five years	6,767	182,590	24,990	37,011	84,317	—	335,675
Over five years	160,826	52,665	60	57,521	10,746	—	281,818

Total	$173,509	$458,785	$122,059	$99,702	$186,888	$3,597	$1,044,540

Rate Sensitivity:

Fixed	$26,728	$179,437	$17,060	$96,321	$85,619	$3,597	$408,762
Variable	146,781	279,348	104,999	3,381	101,269	—	635,778

Total	$173,509	$458,785	$122,059	$99,702	$186,888	$3,597	$1,044,540

In the Integra acquisition, Old National assumed $1.4 billion in deposits at estimated fair value. This amount represents an increase of approximately 19.4% to the Company’s total deposits of $6.0 billion at June 30, 2011. Demand and savings deposit accounts make up $729.8 million of these assumed deposits. Old National also assumed $107.1 million in FHLB advances, and $85.8 million in security repurchase agreements at estimated fair value.
In its assumption of the deposit liabilities, Old National believed that the customer relationships associated with these deposits have intangible value. Old National applied ASC Topic 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. Old National determined the estimated fair value of the core deposit intangible asset totaled $4.3 million, which will be amortized utilizing an accelerated amortization method over an estimated economic life of five years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.
Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations. Since amortization in a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. Old National expects that disallowing this intangible asset will not materially adversely affect the Company’s or the Bank’s regulatory capital ratios.
The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no material impairment has occurred. If any impairment is subsequently determined, Old National will record the impairment as an expense in its consolidated statement of operations.

Operating Results and Cash Flows
The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This acquisition was attractive to Old National for a variety of reasons, including the:
•	attractiveness in the pricing of the acquired loan portfolios including the indemnification assets;

•	attractiveness of immediate low cost core deposit funds; and

•	opportunities to enhance income and improve efficiency.
Old National expects that the acquisition will positively affect its operating results in the near term. The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more interest on its loans and investments than it pays in interest on deposits and borrowings. The Company expects the positive affects will lessen over time as the majority of the discounts resulting from the fair value adjustments will be realized in earnings over a two to three year period.
The degree to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements. In accordance with the provisions of ASC Topic 310-30, the fair values of the acquired loans and OREO reflect an estimate of expected losses related to these assets. As a result, Old National’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the fair value of these assets at the acquisition date.
The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered assets.
The effects of the shared-loss agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources
Old National believes that its liquidity position was improved as a result of this transaction. Old National acquired $315.0 million in cash and cash equivalents, excluding cash paid by Old National to consummate the acquisition, as well as $468.9 million of investment securities. Approximately $86.7 million of the securities were sold subsequent to the acquisition. The remaining securities provide monthly cash flows in the form of principal and interest payments.
Deposits in the amount of $1.4 billion were also assumed. Of this amount, $729.8 million, or 50.7%, were in the form of highly liquid transaction accounts. Certificates of deposit and other time deposits comprised $709.8 million of total deposits, or 49.3%.
As permitted by the FDIC, the Bank had the option to re-price the acquired deposit portfolios to current market rates within seven days of the acquisition date. In addition, depositors had the option to withdraw funds without penalty. The Bank chose to re-price approximately $1.1 billion in deposits, including transaction, time and brokered deposits. This re-pricing triggered time and brokered deposit run-off in-line with management’s expectations. Through September 30, 2011, approximately 35% of the re-priced deposit accounts had been redeemed without penalty.
The Bank assumed $192.9 million in FHLB advances and repurchase agreements, at fair value, which were re-paid during August 2011 and September 2011.
Goodwill of $29.7 million and core deposit intangible of $4.3 million were recorded in conjunction with the Integra acquisition. Such goodwill and intangibles are excluded from regulatory capital as calculated under regulatory accounting practices. This exclusion generally results in a reduction to the Company’s regulatory capital. The Bank remains “well-capitalized” under the regulatory framework after taking into consideration the results of the Integra acquisition.
Financial Statements
Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is the Audited Statement and the accompanying notes thereto.
Report of Independent Registered Public Accounting Firm
Consolidated Statement of Assets Acquired and Liabilities Assumed at July 29, 2011
Notes to Consolidated Statement of Assets Acquired and Liabilities Assumed
The Company has omitted certain financial information of Integra required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief granted by the Commission in accordance with the guidance provided in SAB 1:K. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the Company engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

(b) Pro forma financial information
The Company has omitted certain financial information of Integra required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief granted by the Commission in accordance with the guidance provided in SAB 1:K. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the Company engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.
(c) Not applicable.
(d) Exhibits

Exhibit No.	Description
2.1
Purchase and Assumption Agreement — Whole Bank; All Deposits, among Federal Deposit Insurance Corporation, receiver of Integra Bank National Association, Evansville, Indiana, the Federal Deposit Insurance Corporation and Old National Bank, dated as of July 29, 2011 (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on August 4, 2011)

10.1
Old National Bank Cash-Settled Value Appreciation Instrument, dated July 29, 2011 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on August 4, 2011)

23.1	Consent of Crowe Horwath LLP, Independent Registered Public Accounting Firm

99.1	Report of Independent Registered Public Accounting Firm Consolidated Statement of Assets Acquired and Liabilities Assumed at July 29, 2011

Notes to Consolidated Statement of Assets Acquired and Liabilities Assumed
* * * * * * *

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 14, 2011

OLD NATIONAL BANCORP
By:	/s/ Christopher A. Wolking
Christopher A. Wolking
Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1
Purchase and Assumption Agreement — Whole Bank; All Deposits, among Federal Deposit Insurance Corporation, receiver of Integra Bank National Association, Evansville, Indiana, the Federal Deposit Insurance Corporation and Old National Bank, dated as of July 29, 2011 (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on August 4, 2011)

10.1
Old National Bank Cash-Settled Value Appreciation Instrument , dated July 29, 2011 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on August 4, 2011)

23.1	Consent of Crowe Horwath LLP, Independent Registered Public Accounting Firm

99.1	Report of Independent Registered Public Accounting Firm Consolidated Statement of Assets Acquired and Liabilities Assumed at July 29, 2011

Notes to Consolidated Statement of Assets Acquired and Liabilities Assumed